                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                 CURRENT REPORT



                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



  Date of Report (date of earliest event Reported)      July 12, 1996
                                                        -------------




                         THE COLUMBIA GAS SYSTEM, INC.
                         -----------------------------
            (Exact name of registrant as specified in its charter)


          Delaware                   1-1098                13--1594808
- - ----------------------------      ------------          ------------------
(State of other jurisdiction      (Commission             (IRS Employer
of incorporation)                 File Number)          Identification No.)



                20 Montchanin Road, Wilmington, Delaware  19807
                -----------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code (302) 429-5000
                                                          --------------
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Item 5.  Other Events

                 Information contained in a News Release dated July 12, 1996, is incorporated herein by reference.

                                   SIGNATURE


                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        The Columbia Gas System, Inc.
                                        -----------------------------
                                                (Registrant)




                                        By /s/ L. J. Bainter
                                           --------------------
                                                Treasurer


Date:  July 12, 1996

Contacts:        Media -    Bill Chaddock (302) 429-5261
                            Bill McLaughlin (302) 429-5443
                 Analysts - Tom Hughes (302) 429-5363
                            Ken Murphy (302) 429-5471


FOR IMMEDIATE RELEASE                                            July 12, 1996



           COLUMBIA GAS' SECOND QUARTER EARNINGS INCREASE $25 MILLION DUE TO IMPROVED OPERATING RESULTS IN EACH BUSINESS SEGMENT

         WILMINGTON, DEL. --- The Columbia Gas System, Inc., (NYSE:CG) today announced that improved operating results in each of its business segments resulted in adjusted second quarter net income of $21.2 million, or 39 cents per share. This compares to an adjusted net loss of $4.3 million, or 9 cents per share, during the same period in 1995. The $25.5 million improvement was due primarily to higher rates now in effect, colder weather and higher wellhead prices for natural gas.

         Reported net income in the current quarter was $8.2 million, or 15 cents per share, reflecting an after-tax charge of $18.6 million for severance and benefits expenses generated by Project Phoenix, an ongoing System-wide reengineering program, that was partially offset by a $5.6 million after-tax reduction in the reserve for the loss on the sale of Columbia's southwest oil and gas properties that was recorded last year. Reported net income in the second quarter of 1995 was $30.9 million, or 61 cents per share, which included $7.8 million in bankruptcy-related charges and the beneficial result of not recording $43 million of interest on prepetition debt during the Chapter 11 proceedings.

         Columbia System Chairman Oliver G. Richard III said the current quarter's strong financial showing was the result of higher rates that Columbia's transmission and distribution subsidiaries now have in effect, increased throughput due to 13 percent colder temperatures, and Appalachian natural gas prices that were 33 percent higher than last year.

         He emphasized that each of Columbia's business segments "has shown improved operating results in the two quarters since emerging from Chapter 11 in late 1995. Adjusted net income of $172.5 million for the first half of 1996 is up 90% over adjusted net income for the same period last year. This pattern emphasizes Columbia's sound financial position, the underlying strength of its operating companies and their ability to meet the challenges of today's competitive energy marketplace."

         Richard said that the severance and benefit charges recorded in the second quarter are the result of implementing Phase I recommendations of Project Phoenix, which was launched in 1995 to streamline operations and services and make them more efficient and cost-competitive. The Phoenix studies, which thus far have reduced staffing throughout the Columbia System by almost five percent, are still underway. Phase II is expected to be completed and substantially implemented by year end with some additional charges to earnings likely.

                        SECOND QUARTER OPERATING RESULTS

         Second quarter operating income for the transmission segment was $38.8 million, an increase of $2.9 million over the same period in 1995. The increase resulted from higher rates, which Columbia Gas Transmission Corp. began collecting subject to refund in February 1996, that permit recovery of operating costs that have increased since the company's last rate case in 1991. Costs associated with the segment's ongoing reengineering program reduced the positive effect of the higher rates by $6.1 million.

         The distribution segment had a second quarter operating loss of $3 million compared to a $7.9 million operating loss in the same quarter last year. The current period includes $15.1 million of expense for reengineering initiatives being implemented by the five distribution companies to make their operations more efficient and customer-oriented. Absent this expense, the distribution units would have had operating income of $12.1 million due largely to higher rates in effect in four states and 13 percent colder temperatures that increased throughput. In 1995, warm temperatures and higher operating costs contributed to the segment's operating loss.

         The oil and gas segment had operating income of $6.4 million in the current quarter compared to a loss of $200,000 in 1995. The improvement was principally due to Appalachian gas prices that were 33 percent higher than during the previous period. The loss in the second quarter of 1995 included the results from southwest oil and gas operations which were sold effective Dec. 31, 1995.

         The other energy segment had an operating loss of $3.1 million in the current quarter primarily due to $7.4 million in reengineering-related costs. Absent these costs the segment had operating income of $4.3 million, compared to $1.7 million last year. The improvement reflects increased gas marketing activities and higher propane margins and sales.





                                     (more)

         In addition to the strong operating results, Richard listed several key developments involving Columbia subsidiaries that occurred during the quarter:

      - Columbia Gas of Pennsylvania and Columbia Gas of Maryland are seeking regulatory authorization to initiate pilot Residential Choice Programs that will give some 30,000 residential natural gas customers in southwestern Pennsylvania and western Maryland the opportunity to select from whom they purchase their natural gas.

      - Columbia Gas Transmission Corp. expects to reduce the cost of its previously-announced $350 million market expansion program by $80 million as the result of an agreement to lease capacity from Texas Eastern Transmission Corp.

      - Columbia Gulf Transmission Co. is seeking authorization to provide more than 170 million cubic feet of natural gas a day to two Louisiana electric generating plants.

      - A newly-formed nonregulated subsidiary is offering new energy-related services such as an appliance repair and warranty program and billing insurance to customers.

                               SIX MONTH RESULTS

         Colder temperatures and higher rates led to adjusted net income of $172.5 million, or $3.28 per share, during the first half of 1996. This was a 90 percent increase over adjusted net income of $90.9 million, or $1.80 per share, during the same period in 1995.

         Reported net income for the current period was $159.5 million, or $3.04 per share, as compared with $159.7 million, or $3.16 per share, last year. The current period's results were reduced by the net effect of the unusual items recorded in the second quarter. Reported income for 1995 benefitted from not recording $83.4 million in after-tax interest expense on prepetition debt obligations due to the Chapter 11 proceedings.

         The transmission segment's operating income during the current period was $124.4 million. The increase of $11.9 million over 1995 was due primarily to higher rates. Partially offsetting the positive effect of the higher rates were the costs incurred in the second quarter to streamline operations and the effect of $5.3 million in revenues from exit fees that Columbia Gulf Transmission recorded in the first quarter of 1995.

         The distribution segment's operating income of $165 million for the first half of 1996 represents an increase of $56.7 million over last year.
This reflects the effects of higher rates now in effect and increased throughput due to colder temperatures. These improvements were tempered by the reengineering costs recorded in the second quarter.





                                     (more)

         The oil and gas segment had operating income of $17.2 million in the current period because wellhead prices for Appalachian natural gas prices were 35 percent higher than last year. This compared to an operating loss of $300,000 last year. The 1995 loss included results from Columbia's southwest oil and gas subsidiary, which has been sold. The average price for Appalachian natural gas production for the first half of 1996 was $2.98 per thousand cubic feet, an increase of 78 cents over 1995.

         Colder weather also benefited the other energy segment, resulting in increased natural gas marketing activities and higher propane margins and sales. These improvements were tempered by the reengineering expenses recorded in the second quarter. The net result was operating income of $13.6 million, which was $4 million higher than during the same period in 1995.

         The Columbia Gas System, Inc., is one of the nation's largest natural gas systems. The publicly traded debt issues of Columbia carry investment grade ratings. Its operating companies are engaged in all phases of the natural gas business, provide marketing and fuel management services and generate electric power, directly or indirectly, serving more than seven million gas users in 15 states and the District of Columbia. Information about Columbia and its operating units is available on the World Wide Web at http://www.columbiaenergy.com.

                                     # # #

                         THE COLUMBIA GAS SYSTEM, INC.

                      Summary of Financial Operating Data



                                                        Three Months                               Six Months
                                                        Ended June 30,                           Ended June 30,
                                                        --------------                           --------------
                                                   1996              1995                   1996               1995
                                                   ----              ----                   ----               ----
Income Statement Data
- - ---------------------
 ($ millions)
   Total Operating Revenue      . . . . .         582.4             454.6                1,785.4           1,485.3

   Net Income   . . . . . . . . . . . . .           8.2              30.9                  159.5             159.7

   Operating Income (Loss)
    By Segment:
         Transmission . . . . . . . . . .          38.8              35.9                  124.4             112.5
         Distribution . . . . . . . . . .          (3.0)             (7.9)                 165.0             108.3
         Oil and Gas  . . . . . . . . . .           6.4              (0.2)                  17.2              (0.3)
         Other Energy . . . . . . . . . .          (3.1)              1.7                   13.6               9.6
         Corporation  . . . . . . . . . .          (3.1)             (2.6)                  (6.0)             (3.3)
                                                  -----             -----                -------           -------

   Total        . . . . . . . . . . . . .          36.0              26.9                  314.2             226.8
                                                  =====            ======                =======           =======

Per Share Data
   Earnings on Common Stock   . . . . . .         $0.15             $0.61                  $3.04             $3.16

   Average Common Shares
    Outstanding (millions)  . . . . . . .          55.0              50.6                   52.5              50.6


Capitalization
- - --------------
($ millions)
                                                                                     June 30,         December 31,
                                                                                       1996              1995
                                                                                     --------         ------------
Common Stock Equity

   Common stock, par value $10 per share -
    outstanding 55,065,869 and 49,204,025
    shares, respectively  . . . . . . . . . . . . . . . .                             550.7               506.2

   Additional paid in capital   . . . . . . . . . . . . .                             736.8               595.8

   Retained earnings  . . . . . . . . . . . . . . . . . .                             213.7                69.8

   Unearned employee compensation   . . . . . . . . . . .                              (1.5)                  -

   Less: Cost of treasury stock (1,416,155 shares
    outstanding as of December 31, 1995)  . . . . . . . .                                 -               (57.8)
                                                                             --------------           ---------

Total Common Stock Equity . . . . . . . . . . . . . . . .                           1,499.7             1,114.0

Preferred Stock . . . . . . . . . . . . . . . . . . . . .                                 -               399.9

Long-Term Debt  . . . . . . . . . . . . . . . . . . . . .                           2,004.1             2,004.5
                                                                               ------------          ----------

Total Capitalization  . . . . . . . . . . . . . . . . . .                           3,503.8             3,518.4
                                                                             ==============          ==========

                         THE COLUMBIA GAS SYSTEM, INC.
                Summary of Financial Operating Data (Continued)

                                                              Three Months                             Six Months
                                                             Ended June 30,                          Ended June 30,
                                                             --------------                          --------------
                                                         1996                1995                 1996                1995
                                                         ----                ----                 ----                ----
Operating Data
   Oil and Gas Volumes:
      Gas Production (billion cubic feet)
         Appalachian  . . . . . . . . . . . . .           8.1                 8.1                 16.6                17.2
         Southwest  . . . . . . . . . . . . . .             -                 8.1                    -                16.7
                                                       ------              ------               ------              ------
       Total    . . . . . . . . . . . . . . . .           8.1                16.2                 16.6                33.9
                                                       ======              ======               ======              ======
      Oil Production (000 barrels)
         Appalachian  . . . . . . . . . . . . .            83                  80                  153                 158
         Southwest  . . . . . . . . . . . . . .             -                 616                    -               1,280
                                                       ------              ------               ------              ------
       Total    . . . . . . . . . . . . . . . .            83                 696                  153               1,438
                                                       ======              ======               ======              ======

   Transmission (billion cubic feet):
         Transportation
           Columbia Transmission
              Market Area   . . . . . . . . . .         197.6               194.7                627.1               595.9
           Columbia Gulf
              Main-line   . . . . . . . . . . .         159.1               151.8                329.3               306.7
              Short-haul  . . . . . . . . . . .          64.0                53.7                133.3               104.4
         Intrasegment Eliminations  . . . . . .        (158.1)             (150.7)              (324.6)             (302.0)
                                                       ------              ------               ------              ------
   Total Throughput . . . . . . . . . . . . . .         262.6               249.5                765.1               705.0
                                                       ======              ------               ------              ======

   Distribution (billion cubic feet):
         Gas Sales  . . . . . . . . . . . . . .          44.2                37.5                197.1               170.6
         Transportation . . . . . . . . . . . .          60.0                58.7                131.7               135.5
                                                       ------              ------               ------              ------
   Total Throughput . . . . . . . . . . . . . .         104.2                96.2                328.8               306.1
                                                       ======              ======               ======              ======


   Degree Days-Distribution Service Territory
           Actual   . . . . . . . . . . . . . .           705                 624                3,807               3,382
           Normal   . . . . . . . . . . . . . .           580                 580                3,559               3,527
           % Colder (warmer) than normal  . . .            22                   8                    7                  (4)
           % Colder (warmer) than prior period             13                   2                   13                 (10)

Bankruptcy-related and Unusual Items
After-tax effect on Net Income
- - ------------------------------------

Reported Net Income . . . . . . . . . . . . . .           8.2                30.9                159.5               159.7
   Less:
   Bankruptcy related items
      Estimated interest costs not recorded on
        prepetition debt prior to emergence . .             -                43.0                    -                83.4
      Professional fees and related expenses  .             -                (7.8)                   -               (14.6)
      Restructure costs . . . . . . . . . . . .         (18.6)                  -                (18.6)                  -
      Adjustment to Southwest oil and gas
        operations  . . . . . . . . . . . . . .           5.6                   -                  5.6                   -
                                                       ------              ------               ------              ------
      Total adjustments . . . . . . . . . . . .         (13.0)               35.2                (13.0)               68.8
                                                       ------              ------               ------              ------
Net Income after adjusting for bankruptcy and
unusual items   . . . . . . . . . . . . . . . .          21.2                (4.3)               172.5                90.9
                                                       ======              ======               ======              ======